Exhibit 23.9

CONSENT OF QUALIFIED PERSON

I, David Billington, consent to:

•	the filing and use of the technical report summary titled “Technical Report Summary of Mineral Reserves and Mineral Resources for the Mt. Holland Lithium Project dated April 25, 2022 (the “Technical Report Summary”) as an exhibit to this Report on Form 6-K (the “Form 6-K”) of Sociedad Química y Minera de Chile S.A. (the “Company”) and referenced in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”);

•	the incorporation by reference of the Technical Report Summary into the Form 20-F and the Company’s Registration Statement on Form F-3ASR (Registration No. 333- 254538) (the “Registration Statement”);

•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F, the Form 6-K and the Technical Report Summary; and

•	the extracts from or summary of the Technical Report Summary included in the Form 6-K and the Form 20-F and incorporated by reference into the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F and the Registration Statement.

I confirm that I have read the portions of the Form 20-F relating to the parts of the Technical Report Summary for which I am responsible, and that such portions of the Form 20-F fairly and accurately reflect such information.

By	/s/ David Billington
David Billington
Mining Engineer Covalent Lithium

Date: April 25, 2022